Exhibit 10.11

FORM OF MURPHY USA INC.

2013 ANNUAL INCENTIVE PLAN

Section 1. Purpose of the Plan. The purpose of the Annual Incentive Compensation Plan for Murphy USA Inc. is to provide incentive compensation to those officers, executives, and key employees who, in the opinion of the Company, contribute significantly to the growth and success of the Company; to attract and retain individuals of outstanding ability; and to align the interests of those who hold positions of major responsibility in the Company with the interests of Company shareholders. The Plan is intended to constitute a qualified performance-based compensation plan under Section 162(m)(4)(c) of the Code, and shall be administered and interpreted so to ensure such compliance.

Section 2. Definitions. Unless the context otherwise indicates, the following definitions shall be applicable:

“Award” shall mean a right granted to a Participant pursuant to Section 5 of the Plan to receive a cash payment from the Company (or a Subsidiary) based upon the extent to which the Participant’s Performance Goal(s) are achieved during the relevant Performance Period, subject to the Committee’s discretion pursuant to Section 5(d) of the Plan.

“Base Salary” shall mean the actual base salary in effect on the date the Performance Goals are established for a Participant who is a Covered Employee as shown in the personnel/payroll records of the Company; for all other Participants, Base Salary shall mean the Base Salary actually paid during the Plan Year as shown in the payroll/personnel records of the Company.

“Board” shall mean the Board of Directors of Murphy USA Inc.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time; references to particular sections of the Code include references to regulations and rulings thereunder and to successor provisions.

“Committee” shall mean the Executive Compensation Committee of the Board or any committee of the Board designated by resolution of the Board to administer the Plan.

“Company” shall mean Murphy USA Inc. (a Delaware corporation), its successors and assigns, and each of its Subsidiaries designated by the Committee for participating in this Plan.

“Covered Employee” shall mean an individual who with respect to a Performance Period is or may reasonably be expected to be, a “covered employee” within the meaning of Section 162(m) of the Code.

“Disability” shall mean a physical or mental impairment sufficient to make a Participant eligible for benefits under the Company’s Long-Term Disability Plan.

“Employee” shall mean any regular employee of the Company.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions, statements and pronouncements of the Financial Accounting Standards Board, United Stated (or predecessors or successors thereto or agencies with similar functions), or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination and in any event applied in a manner consistent with the application thereof used in the preparation of the Company’s financial statements.

“Maximum Performance Level” shall mean the level of performance achievement of the Performance Goals which results in the payment of 200 percent of the Target Award Opportunity for a Participant.

“Participant” shall mean any officer, executive, or key employee of the Company selected by the Committee to receive an Award under the Plan.

“Plan” shall mean the 2013 Murphy USA Inc. Annual Incentive Compensation Plan.

“Plan Year” shall mean the fiscal year of the Company.

“Performance Goal” shall mean a performance objective established by the Committee for a particular Participant for a Performance Period pursuant to Section 5 of the Plan for the purpose of determining the extent to which an Award has been earned for such Performance Period. Each Performance Goal will consist of (a) “Performance Criteria,” as defined in Section 5(b) of the Plan, which are one or more objectively determinable measures related to individual, business unit, or Company performance, and (b) a “Performance Target,” which is the level at which the relevant Performance Criteria must be achieved for purposes of determining whether a cash payment is to be made under an Award, which may be stated as a threshold level below which no payment will be made, a maximum level at or above which full payment will be made, and intermediate targets which will result in payment between such threshold and maximum level.

“Performance Period” shall mean a Plan Year or, for an officer who is first hired as an officer after the first day of the Plan Year and who becomes a Participant during the Plan Year, such portion of the Plan Year as determined by the Committee.

“Retirement” shall mean retirement under the applicable Company benefit plan or as may be approved by the Committee.

“Subsidiary” shall mean any entity that is directly or indirectly controlled by the Company; as determined by the Committee.

“Target Award Opportunity” shall mean the percent of Base Salary to be awarded to each Participant in the Plan upon achievement of 100 percent of the Performance Goals at 100 percent performance attainment established within the Performance Criteria of the Plan.

“Threshold Performance Level” shall mean the level of achievement of the Performance Goals within the Performance Criteria below which no awards may be paid to a Participant.

Section 3. Plan Administration.

(a) The Committee. The Plan will be administered by a committee appointed by the Board consisting of two or more directors, each of whom is an “outside director” within the meaning of Section 162(m)(4)(c)(i) of the Code (the “Committee”). In accordance with and subject to the provisions of the Plan, the Committee will have full authority and discretion with respect to Awards made under the Plan, including without limitation the following: (a) selecting the officers, executives, or other key Employees to be Participants; (b) establishing the terms of each Award; (c) determining the time or times when Awards will be granted; and (d) establishing the restrictions and other conditions to which the payment of Awards may be subject. The Committee will have no authority under the Plan to amend or modify, in any manner, the terms of any outstanding Award; provided, however, that the Committee shall have the authority to reduce or eliminate the compensation or other economic benefit otherwise due pursuant to an Award upon the attainment of one or more Performance Goals included in such Award. Each determination, interpretation, or other action made or taken by the Committee pursuant to the provisions of the Plan will be conclusive and binding for all purposes and on all persons, and no member of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any Award granted under the Plan.

(b) Adjustments . In the event of (a) any merger, reorganization, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, special or extraordinary cash dividend, combination of shares, rights, offering, extraordinary dividend (including a spin-off), or other similar change affecting the Company’s shares; (b) any purchase, acquisition, sale, or disposition of a significant amount of assets other than in the ordinary course of business, or of a significant business; (c) any change resulting from the accounting effects of discontinued operations, extraordinary income or loss, changes in accounting as determined under GAAP, or restatement of earnings; or (d) any charge or credit resulting from an item which is classified as “non-recurring,” “restructuring,” or similar unusual item on the Company’s audited annual Statement of Income which, in the case of (a) – (d), results in a change in the components of the calculations of any of the Performance Criteria, as established by the Committee, in each case with respect to the Company or any other entity whose performance is relevant to the achievement of any Performance Goal included in an Award, the Committee (or, if the Company is not the surviving corporation in any such transaction, a committee of the Board of Directors of the surviving corporation consisting solely of two or more “outside directors” within the meaning of Section 162(m)(4)(C)(i) of the Code) shall, without the consent of any affected Participant, amend or modify the terms of any outstanding Award that includes any Performance Goal based in whole or in part on the financial performance of the Company (or any Subsidiary or division thereof) or such other entity so as equitably to reflect such event or events, such that the criteria for evaluating such financial performance of the Company or such other entity (and the achievement of the corresponding Performance Goal) will be substantially the same (as determined by the Committee or the committee of the Board of Directors of the surviving corporation) following such event as prior to such event; provided, however, that the Committee shall not take any action pursuant to this Section which would constitute an impermissible exercise of discretion pursuant to Section 162(m) of the Code.

Section 4. Participation. The Participants for any Performance Period shall be those officers, executives, and key Employees who are granted Awards by the Committee under the Plan for such Performance Period.

Section 5. Grant of Awards.

(a) Nature of Awards. An Award granted under the Plan shall provide for a cash payment to be made solely on account of the attainment of one or more pre-established Performance Goals included in such Award, subject to the Committee’s authority pursuant to Section 3 and Section 6 of the Plan.

(b) Performance Criteria. The “Performance Criteria” which the Committee may include in Awards made under the Plan include the following measurements, or changes in such measurements between different Plan Years (or combination thereof) as applied to the Company or a Subsidiary. The Performance Criteria may include measurements on either an absolute basis or relative basis (as compared to an external benchmark or performance of a designated peer group of companies).

(i) Earnings (either in aggregate or on a per-share basis);

(ii) Net income;

(iii) Operating income;

(iv) Operating profit;

(v) Cash flow;

(vi) Stockholder returns including return on assets, investment, invested capital, and equity, (including income applicable to common stockholders or other class of stockholders);

(vii) Return measures (including return on assets, equity, or invested capital);

(viii) Earnings before or after either, or any combination of, interest, taxes, depreciation, or amortization (EBITDA);

(ix) Gross revenues;

(x) Share price (including growth measures and total stockholder return or attainment by the shares of a specified value for a specified period of time);

(xi) Reduction in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more Subsidiaries or business units thereof;

(xii) Economic value;

(xiii) Market share;

(xiv) Annual net income to common stock;

(xv) Earnings per share;

(xvi) Annual cash flow provided by operations;

(xvii) Changes in annual revenue

(xviii) Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures;

(xix) Operational performance measures tied to, environmental compliance and safety and accident rates;

(xx) Operational measures tied to marketing and retail operations including sales volume increases, sales volume increases per existing retail store, retail margins, special product volumes, and increases in specific product volumes; and

(xxi) Operating and maintenance cost management.

For the Performance Criteria listed above, the Committee, on the grant date of an Award may designate whether a particular performance measure is to be measured on a pre-tax basis or post-tax basis. Further, the Committee may select any one or more of the Performance Criteria applicable to a Participant and Performance Criteria may differ for Awards for one Participant to the next.

(c) Establishment of Performance Goals. Not later than 90 days after the commencement of the Plan Year (or such earlier date as may be required pursuant to Section 162(m) of the Code) the Committee shall determine in writing for each Participant:

(i) the Performance Goal(s) for the Participant including in each case one or more of the Performance Criteria set forth in Section 5(b) of the Plan and the Performance Target for each Performance Criteria;

(ii) if more than one Performance Goal is specified for a Participant, the relative weight assigned to each Performance Goal; and

(iii) the cash award expressed as a percentage of the base salary for the Participant for the Performance Period, provided that the Committee shall also place a maximum dollar amount on such cash awards which may not exceed $5,000,000.

For an executive officer who is first hired as an executive officer and who becomes a Participant after the first day of the Plan Year, the Performance Goals shall be established by the Committee as set forth in this Section within the time period permitted by Section 162(m) of the Code.

(d) Individual Award Targets and Adjustments. (i) Each Participant shall have a Target Award Opportunity expressed as a percentage of the Participant’s Base Salary. In addition, the Plan shall stipulate for each participant a Target Award Opportunity as well as a Threshold Performance Level and Maximum Performance Level associated with each Performance Goal established for the Plan Year.

(ii) If a Participant is a Covered Employee, the Committee may exercise only negative discretion in adjusting an individual Participant’s Award. No Award earned under the Plan may exceed two hundred fifty percent (250%) times the Target Award Opportunity or $5,000,000, whichever amount is less.

Section 6. Payment of Awards. As soon as practicable after the Committee has received the appropriate financial and other data after the end of a Plan Year, the Committee will for each Participant certify in writing the extent to which the applicable Performance Goals for such Participant have been met and the corresponding amount of the Award earned by such Participant. Payment of each Award in a cash lump sum, less applicable withholding taxes pursuant to Section 7 of the Plan, shall be made as soon as practicable thereafter. Notwithstanding anything in the Plan to the contrary, no payment made to any Participant in respect of any Performance Period shall exceed $5,000,000.

Section 7. Effect of Termination of Employment.

(a) Termination Due to Death, Disability, or Retirement. In the event a Participant’s employment with the Company and all Subsidiaries is terminated by reason of death, Disability, or Retirement during a Performance Period, the Participant (or the Participant’s estate) (subject to the Committee’s discretion as allowed by Section 3(a) of the Plan) shall be paid (pursuant to Section 6 of the Plan after the completion of the Plan Year) a percentage of the amount earned according to the terms of the Award equal to the portion of the Performance Period through the Participant’s death, Disability, or Retirement, as the case may be, as determined by the Committee.

(b) Termination for Reasons Other than Death, Disability, or Retirement. In the event a Participant’s employment is terminated with the Company and all Subsidiaries prior to the end of the Performance Period for any reason other than death, Disability, or Retirement, or a Participant is in the employ of a Subsidiary and the Subsidiary ceases to be a Subsidiary of the Company (unless the Participant continues in the employ of the Company or another Subsidiary), the Participant’s Award for such Performance Period shall be immediately forfeited and the Participant shall have no right to any payment thereafter; provided, however, that under such circumstances the Committee may pay the Participant an amount not to exceed a percentage of the amount earned according to the terms of the Award equal to the portion of the Performance Period through the Participant’s termination.

Section 8. Payment of Withholding Taxes. The Company is entitled to withhold and deduct from the payment made pursuant to an Award or from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, and local withholding and employment-related tax requirements attributable to any payment made pursuant to an Award.

Section 9. Supplemental Pool. The Plan shall have a supplemental pool which will be determined in the full discretion of the Committee. The supplemental pool shall be equal to 15 percent of the earned Awards pursuant to the Plan and payable to all regular and named Participants for a given Plan Year. No named Participant and/or a Covered Employee in the Plan shall be eligible for, or receive, a payment pursuant to the supplemental pool. The Committee shall have full discretion to make individual payments from the supplemental pool and is under no obligation to make such payments for any given Plan Year.

Section 10. Plan Amendment, Modification, and Termination. The Board may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in such respects as the Board may deem advisable in order that Awards under the Plan will conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no amendments to the Plan will be effective without the approval of the stockholders of the Company if stockholder approval of the amendment is then required for the Plan to continue to be a qualified performance-based compensation plan pursuant to Section 162(m) of the Code. Any termination, suspension, or amendment of the Plan may adversely affect any outstanding Award without the consent of the affected Participant.

Section 11. Non-Funded, Unsecured Obligation. A Participant’s only interest under the Plan shall be the right to receive a cash payment under an Award pursuant to the terms of the Award and the Plan (subject to the authority of the Committee pursuant to Sections 3 8, 9, and 10 of the Plan). No portion of the amount payable to Participants upon the achievement of any Performance Goal therein shall be held by the Company or any Subsidiary in trust or escrow or any other form of asset segregation. To the extent that a participant acquires a right to receive such a cash payment under the Plan, such right shall be no greater than the right of any unsecured, general creditor of the Company.

Section 12. Effective Date and Duration of the Plan. Subject to the adoption of the Plan by the Board and approval of the Plan by the stockholders of the Company, the Plan shall become effective August 8, 2013, (the “Effective Date”). The Plan will remain in effect through and including the Plan Year ending December 31, 2018. The Plan may be terminated at any time by the Board. Any payments pursuant to Awards outstanding upon termination of the Plan may continue to be made in accordance with the terms of the Awards, subject to the authority of the Committee pursuant to Sections 3 and 10 of the Plan.

Section 13. Miscellaneous.

(a) Employment. Nothing in the Plan will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or otherwise modify the terms and conditions of the employment of any Employee or Participant at any time, nor confer upon any Employee or Participant any right to continue in the employ of the Company or any Subsidiary.

(b) Restrictions or Transfer. Except pursuant to testamentary will or the laws of descent and as otherwise expressly permitted by the Plan, no right or interest of any Participant in an Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.

(c) Governing Law. The validity, construction, interpretation, administration, and effect of the Plan and any rules, regulations, and actions relating to the Plan will be governed by and construed exclusively in accordance with the internal, substantive laws of the State of Delaware, without regard to the conflict of law rules of the State of Delaware or any other jurisdiction.

(d) Successors. The Plan will be binding upon and inure to the benefit of the successors of the Company and the Participants.